MARKEL CORPORATION ANNOUNCES RESERVE INCREASES AND CONFERENCE CALL

FOR IMMEDIATE RELEASE	CONTACT: BRUCE A. KAY TELEPHONE: 804-747-0136

Richmond, VA, October 21, 2003: Markel Corporation (NYSE—MKL) announced today that third quarter results, which will be discussed in detail in the Company’s conference call scheduled for October 29, 2003, will be impacted by increases in loss reserves for asbestos and environmental exposures ($55 million) and increases in prior years’ loss reserves for the Company’s Investors Brokered Excess and Surplus Lines unit ($50 million). These increases will be partially offset by favorable development of prior years’ loss reserves and continued strong profitability from other units. Considering these items the Company expects an after-tax net loss for the quarter in the range of $15 million to $20 million or $1.52 to $2.03 per diluted share.

The increase in prior years’ loss reserves for asbestos and environmental exposures is being made in response to the Company’s annual review of these exposures in both U.S. and international operations. The increase reflects a higher than expected incidence of new claims and recent adverse appellate and bankruptcy court decisions.

The Company regularly reviews the claims processes at its business units. During the third quarter of 2003, a review at the Investors Brokered Excess and Surplus Lines unit was initiated and is ongoing. The review highlighted claims reserving estimates which did not meet the Company’s standards. As a result, the Company has updated its assumptions and increased reserves for loss and loss adjustment expenses, primarily for the 1997-2001 accident years.

In recording reserves the Company seeks to establish reserves that are believed to be more likely redundant than deficient. The Company believes these reserve increases are consistent with that goal.

This press release may contain forward-looking statements. Please refer to Markel Corporation’s past and future filings and reports filed with the SEC for a description of important factors that may affect Markel’s business. Markel is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Markel Corporation will hold a conference call on Wednesday, October 29, 2003 beginning at 10:30 am (Eastern Time) to discuss quarterly financial results.

Any person interested in listening to the call or a replay of the call, which will be available approximately two hours after the conclusion of the call until November 7, 2003, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until November 7, 2003.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

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